Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between HERITAGE COMMERCE CORP, a California bank holding company (the “Company”), HERITAGE BANK OF COMMERCE, a California banking corporation (the “Bank”), and WALTER T. KACZMAREK, an individual (the “Executive”) as of April 5, 2021 (the “Effective Date”). This Agreement replaces any previous employment agreements between the parties and makes such previous agreements null and void.

RECITALS

WHEREAS, the Company is a California corporation and a bank holding Company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System,

WHEREAS, the Company is the parent holding company for the Bank, which is a California banking association, subject to the supervision and regulation of the California Department of Financial Institution and the Federal Reserve Board,

WHEREAS, the Board of Directors of the Company and the Bank have approved and authorized the entry into this Agreement with the Executive; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions for the employment relationship of the Executive with the Company and the Bank.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company, the Bank and the Executive hereby agree as follows:

1.             Employment.

1.1     Title. The Executive is employed as the President and Chief Executive Officer of the Company and the Bank. In this capacity, the Executive shall have such duties and responsibilities as may be designated by the Board of Directors of the Company and the Bank in accordance with the objectives or policies of the Board of Directors of the Company and the Bank, from time to time, in connection with the business activities of the Company and the Bank.

1.2     Devotion to Bank Business. The Executive shall devote Executive’s full business time, ability, and attention to the business of the Company and the Bank during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Company and the Bank. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and the Bank in accordance with this Agreement. Nothing in this Agreement shall be interpreted to prohibit the Executive from making passive personal investments. However, the Executive shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Bank and the Company, except as permitted by Company policies or authorized by the Board of Directors of the Company and the Bank.

1.3     Standard. The Executive will set a high standard of professional conduct given the Executive’s role with the Company and the Bank and the Executive’s responsibility relative to the Company’s and the Bank’s presence and stature in the community. The Executive will, at all times, emulate this high professional standard of conduct in order to develop and enhance the Company’s and the Bank’s reputation and image. The Executive will comply with all applicable rules, policies and procedures of the Company and the Bank and any of its subsidiaries and all pertinent regulatory standards as may affect the Company and the Bank.

1.4     Location. The Executive’s official office shall be at the principal executive offices of the Company and the Bank located in San Jose, California, however, it is understood that Executive may work remotely or from any one of the Bank’s branch offices (or from home in the case of complications from the Covid-19 pandemic). Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Company and the Bank.

1.5     No Breach of Contract. The Executive hereby represents to the Company and the Bank that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information or trade secrets) of any other person or entity which the Executive is not legally and contractually free to disclose to the Company and the Bank; and (iii) that except as disclosed (and provided copies) the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity.

2.              Term. The term of this Agreement shall be a period of one (1) year from the Effective Date, subject to the termination provisions of Section 6. Upon the occurrence of the first annual anniversary of the Effective Date, and on each anniversary date thereafter, the term of this Agreement shall be deemed automatically extended for an additional one (1) year term, subject to the termination provisions of Section 6.

3.              Compensation.

3.1     Salary. The Executive shall receive a salary at an initial annual rate of $721,000 which will be paid in accordance with the Company’s and the Bank’s normal payroll procedures including applicable adjustments for withholding taxes. The Executive shall receive such annual increases in salary, if any, as may be determined by the Company’s Board of Directors annual review of the Executive’s compensation each year during the term of this Agreement. Participation in deferred compensation, discretionary or performance bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the annual rate.

3.2     Incentive Cash Compensation. The Executive shall be entitled to qualify for an annual incentive compensation payment pursuant to the terms of the Company’s Executive Officer Bonus Plan in effect at the date of this Agreement, and as amended at any future date or pursuant to any successor incentive plan or arrangement adopted by the Company or the Bank for its officers (the “Incentive Plan”). Notwithstanding any terms of the Incentive Plan to the contrary, an annual payment if earned under the Incentive Plan for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the end of the calendar year.

3.3     Equity Awards. Executive shall be entitled to an equity award of $540,000 of restricted stock issued under the terms of the Company’s 2013 Equity Incentive Plan and Restricted Stock Agreement. The number of shares (“Restricted Shares”) to issue in accordance with this Section 3.3 shall be determined by dividing $540,000 by the closing price of the Company’s common stock as reported by the Nasdaq Stock Market on April 27, 2021 (the first open trading window date following the first quarter earnings release). The Restricted Shares shall vest pro rata over three years, provided that the vesting of any fully unvested Restricted Shares shall accelerate on a Change of Control, termination for Good Reason, termination without cause, or upon written notice from the Board of Directors that a new Chief Executive Officer has been appointed.

3.4     Other Benefits. The Executive shall be entitled to those benefits adopted by the Bank and the Company for all executive officers of the Company or the Bank, subject to applicable qualification requirements and regulatory approval requirements, if any. To the extent that the level of such benefits is based on seniority or compensation levels, the Company and the Bank shall make appropriate and proportionate adjustments to the Executive’s benefits. The Executive shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general officer benefits and the benefits otherwise provided to the Executive:

(a)     Automobile Allowance and Insurance. The Bank will pay to the Executive an automobile allowance in the amount of $1,000 per month during the term of this Agreement. The Bank shall reimburse the Executive for gasoline and maintenance expenditures related to use of the automobile acquired or used by the Executive upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank. The Executive shall obtain and maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to the Bank with such coverages in such amounts as may be acceptable to the Bank from time to time. The Bank may elect to provide and pay for such insurance policies in lieu of the Executive maintaining such policies.

(b)     Vacation. The Executive shall be entitled to 30 paid vacation days for each calendar year (reduced pro rata for any partial year), of which at least 10 days (reduced pro rata for any partial year) must be taken consecutively. Vacation may be accrued in accordance with the Company’s or Bank’s policy.

(c)    Insurance. Except as provided in the last sentence of this Section 3.3(c), the Bank or the Company shall provide during the term of this Agreement at no cost to the Executive group life, health (including medical, dental, vision and hospitalization), accident and disability insurance coverage for the Executive and the Executive’s dependents through a policy or policies provided by the insurer(s) selected by the Company or the Bank in their sole discretion on the same basis as all other executives in comparable positions with the Bank. If the Company or Bank determines that any applicable laws or regulations, including the implementation of the federal Affordable Care Act, materially increases the costs of health insurance to the Company or the Bank, the Company or Bank, notwithstanding the prior sentence may require the Executive to pay some or all of the costs related to the Executive and the Executive’s dependents health care insurance coverage.

(d)     401(k). The Company maintains a 401(k) plan for its eligible employees. Subject to the terms and conditions set forth in the official plan documents, the Executive will be eligible to participate in the 401(k) plan, and shall receive a matching contribution in accordance with the terms of the 401(k) plan from the Company.

(e)     Employee Stock Ownership Plan. The Executive will be eligible to participate in the Company’s Employee Stock Ownership Plan (“ESOP”) on the same basis as other executive officers, subject to the terms and conditions of the ESOP.

(f)      Reimbursement for Tax Preparation. The Bank will reimburse the Executive for up to $1,200 of expense incurred by the Executive for tax consultation and preparation of tax returns, upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with policies of the Bank.

(g)    Annual Physical Exam. The Bank shall pay or reimburse the Executive of the cost, if any, in excess of applicable insurance coverage specified in Section 3.3(c) for an annual physical examination conducted by a licensed physician(s) selected by the Executive, the results of which examination shall not be required to be disclosed to the Bank. Any such reimbursement shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with policies of the Bank.

(h)    Business Expenses/Memberships. The Executive shall be entitled to incur and be reimbursed for all reasonable business expenses, including for monthly dues for membership to one Country Club selected by Executive and for the monthly dues for The Capital Club, (but not any amount attributable to or payable for initiation fees or capital improvement costs or fees). The Bank shall reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Bank’s established policies. Reimbursement shall be made within a reasonable period after the Executive’s submission of an itemized account in accordance with the Bank’s policies.

4.              Indemnity. The Bank and the Company shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive on behalf of or in the course of performing services for the Company and the Bank to the same extent the Bank and the Company indemnifies and holds harmless other executive officers and directors of the Company and the Bank and in accordance with the articles of incorporation, bylaws and established policies of the Bank and the Company.

5.              Certain Terms Defined. For purposes of this Agreement:

5.1     “Accrued Obligations” means the sum of the Executive’s Base Salary and accrued vacation through the Date of Termination to the extent not theretofore paid, outstanding expense reimbursements and any compensation previously deferred by the Executive to the extent not theretofore paid.

5.2     “Average Annual Bonus” means the average bonus or incentive compensation amount paid to (or earned by) the Executive in the three (3) fiscal years (or such lesser period) immediately preceding the Termination Date.

5.3     “Base Salary” means, as of any Date of Termination of employment, the current annual salary of the Executive.

5.4     “Cause” means (i) the Executive willfully breaches or habitually neglects the duties which the Executive is required to perform under this Agreement; (ii) the Executive commits an intentional act of moral turpitude that has a material detrimental effect on the reputation or business of the Bank or the Company; (iii) the Executive is convicted of a felony or commits any material and actionable act of dishonesty, fraud, or intentional material misrepresentation in the performance of the Executive’s duties under this Agreement; (iv) the Executive engages in an unauthorized disclosure or use of inside information, trade secrets or other confidential information; or (v) the Executive willfully breaches a fiduciary duty, or violates any law, rule or regulation, which breach or violation results in a material adverse effect on the Company and the Bank (taken as a whole). If the Company or Bank decides to terminate the Executive’s employment for Cause, the Company or Bank will provide the Executive with notice specifying the grounds for termination, accompanied by a brief written statement stating the relevant facts supporting such grounds.

5.5     “Change of Control” means, subject to the limitations of Section 409A of the Code, set forth in Section 7 of this Agreement, the earliest occurrence of one of the following events:

(a)    the acquisition (or acquisition during the 12 month period ending on the date of the most recent acquisition) by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company that reduces the number of shares issued and outstanding through a stock repurchase program or otherwise, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or the Bank or any corporation controlled by the Company or the Bank or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 5.4; or

(b)    individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason other than resignation, death or disability to constitute at least a majority of the Company’s Board of Directors during any 12 month period; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of Directors; or

(c)    consummation of a reorganization, merger or consolidation of the Company or the Bank, or sale or other disposition (in one transaction or a series of transactions) of any assets of the Bank or the Company having a total fair market value equal to, or more than, 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition or acquisitions (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns all or substantially all of the Company’s or Bank’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or the Bank or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board of Directors at the time of the execution of the initial agreement, or of the action of the Company’s Board of Directors, providing for such Business Combination; or

(d)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

5.6     “Code” means the Internal Revenue Code of 1986, as amended and any successor provisions to such sections.

5.7     “Change of Control Period” means the period of time (a) commencing on the earlier of (i) 120 days before the date the Change of Control occurs, or if earlier, 120 days before a definitive agreement is executed by the Company or the Bank for a transaction described in Section 5.4(c) (provided, however, that in the event of this subsection (a)(i) the Executive reasonably demonstrates that the Executive’s termination of employment should it occur was either (x) at the request of a third party who has taken steps reasonably calculated to effect a change in control, or (y) otherwise arose in connection with a Change in Control), or (ii) the date the Change of Control occurs, and (b) ending on the last day of the 24th calendar month immediately following the month the Change of Control occurred.

5.8     “Date of Termination” means (i) if the Executive’s employment is terminated due to the Executive’s death, the Date of Termination shall be the date of death; (ii) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; (iii) if the Executive’s employment is terminated by the Bank or the Company for Cause, the Date of Termination is the date on which the Bank or the Company gives notice to the Executive of such termination; (iv) if the Executive’s employment is terminated by the Bank or the Company without Cause or voluntarily by the Executive, the Date of Termination shall be the date specified in the notice of termination; and (v) if the Executive’s employment terminates for any other reason, the Date of Termination shall be the Executive’s final date of employment.

5.9     “Disability” means a physical or mental condition of the Executive which occurs and persists and which, in the written opinion of a physician selected by the Company or the Bank or its insurers and acceptable to the Executive or the Executive’s legal representative, and, in the written opinion of such physician, the condition will render the Executive unable to return to the Executive’s duties for an indefinite period of not less than 180 days.

5.10   “Good Reason” means:

(a)    any material adverse change in the salary, incentive compensation, benefits, status, responsibilities, authority, and duties (including offices held, titles and reporting requirements or appointment to any position with a subsidiary business entity whether existing, newly created or resulting from a transaction involving a Change of Control) of the Executive, as contemplated by Section 1 of this Agreement;

(b)    any failure by the Company or Bank to comply with any of the provisions of Sections 3 or 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or Bank promptly after receipt of notice thereof given by the Executive;

(c)    the Company’s requiring the Executive to be based at any office or location that increases the Executive’s current commute (as of the Effective Date) from his principal residence to the principle executive offices of the Company and the Bank by more than 10 miles;

(d)    any purported termination by the Company or the Bank of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(e)    any failure by the Company or the Bank to comply with and satisfy Section 8 of this Agreement.

For purposes of this Section 5.10 any reasonable good faith determination of “Good Reason” made by the Executive shall be conclusive.

5.11   “Release Agreement” means a written agreement executed by the Company, the Bank and the Executive substantially in form of Exhibit A, attached to this Agreement

6.              Termination.

6.1     This Agreement may be terminated for the following reasons:

(a)    Death. This Agreement shall terminate automatically upon the Executive’s death.

(b)   Disability. In the event of the Executive’s Disability, the Company or the Bank may give the Executive a notice of termination. In such event, the Executive’s employment with the Company and the Bank and this Agreement shall terminate without further act of the parties effective 30 days after receipt of such notice by the Executive (the “Disability Effective Date”) provided, however, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. Unless otherwise agreed in writing between the Executive, the Company and the Bank, the Executive shall immediately cease performing and discharging the duties and responsibilities of the Executive’s positions and remove the Executive’s personal belongings from the Company’s and the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(c)    Cause. The Company or the Bank may terminate the Executive’s employment and this Agreement for Cause. Unless otherwise agreed in writing between the Executive, the Company and the Bank, upon receipt of notice of termination for Cause the Executive shall immediately cease performing and discharging the duties and responsibilities of the Executive’s positions and remove the Executive’s personal belongings from Company’s and the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(d)    Termination by Bank or the Company Without Cause. Subject to the last sentence of this Section 6.1(d), the Company or the Bank may, at its election and in its sole discretion, terminate the Executive’s employment and this Agreement at any time and for any reason or for no reason, upon 30 days prior written notice to the Executive, without prejudice to any other remedy to which the Company or the Bank may be entitled either at law, in equity or under this Agreement. Unless otherwise agreed in writing between the Executive, the Company and the Bank, upon the Executive’s receipt of notice of termination without cause, the Executive shall immediately cease performing and discharging the duties and responsibilities of the Executive’s positions and remove the Executive’s personal belongings from the Company’s and the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance benefits specified in Section 6.2(a) or 6.2(b) below, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination. For the avoidance of doubt, if the Company terminates the Executive from Executive’s position set forth in Section 1.1 of this Agreement, but the Executive remains an employee of the Bank, termination by the Company shall not be deemed a termination without cause for purposes of Section 6.2(a) or Section 6.2(b) or constitute a termination of this Agreement.

(e)    Voluntary Termination by Executive. The Executive may terminate the Executive’s employment and this Agreement at any time and for any reason or no reason, upon 30 days prior written notice to the Company and the Bank. Unless otherwise agreed in writing between the Executive, the Company and the Bank, upon the Company’s and the Banks’s receipt of the Executive’s written notice of voluntary termination the Executive shall immediately cease performing and discharging the duties and responsibilities of the Executive’s positions and remove the Executive’s personal belongings from the Company’s and the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to the date of such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to the date of such termination.

(f)     Termination by the Executive for Good Reason. The Executive may resign the Executive’s employment from the Company and Bank due to a Good Reason (i) if the Company or the Bank has not cured or remedied the event giving rise to the Good Reason within thirty 30 days after its receipt of a written notice from the Executive stating the Executive’s belief that a Good Reason event exists; and (ii) such written notice is provided to the Company within 30 days of the purported Good Reason event and describes in detail the basis and underlying facts supporting the Executive’s belief that a Good Reason event has occurred. Failure to timely provide such written notice to the Company means that the Executive will be deemed to have consented to and irrevocably waived the potential Good Reason event. If the Company or Bank does timely cure or remedy the Good Reason, then the Executive may either resign employment without it being due to a Good Reason or the Executive may continue to remain employed subject to the terms of this Agreement. The Company’s receipt of a notification by the Executive of a Good Reason event shall not be deemed to constitute the Company’s acknowledgement, agreement or admission that a Good Reason event has occurred. If the Executive terminates Executive’s employment and this Agreement pursuant to this Section 6.1(f) unless otherwise agreed in writing between the Executive, the Company and the Bank, the Executive shall immediately cease performing and discharging the duties and responsibilities of Executive’s positions and remove the Executive’s personal belongings from the Company’s and the Bank’s premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(g)     Appointment of a New President and Chief Executive Officer. Notwithstanding anything in this Agreement to the contrary, the appointment of a new President and Chief Executive Officer of the Company and the Bank within 24 months from the date of this Agreement shall not provide grounds for a termination for Good Reason or a termination without cause; provided, however, Executive would be entitled to a pro rata portion of his bonus under the Incentive Plan for the year (if earned) and the Accrued Obligations. After 24 months Executive’s termination would be sufficient grounds for a termination for Good Reason and/or termination without cause under the terms of this Agreement and payments under Section 6.2(a).

6.2     Certain Benefits upon Termination.

(a)    Termination Without Cause/Termination for Good Reason. In the event this Agreement is terminated based on Section 6.1(d) (termination without cause) or Section 6.1(f) (termination for Good Reason) and upon execution of the Release Agreement by the Executive, then in such case, the Executive shall receive the Accrued Obligations on the Date of Termination, and severance benefits constituting of:

(i)      cash payment in the amount equal to two (2) times the sum of the Executive’s (A) Base Salary and (B) the Average Annual Bonus, payable in a lump sum within 60 days following the Date of Termination, and

(ii)     reimbursement of up to $5,000 for bona fide, professional out placement services upon presentation of receipts, invoices or other appropriate evidence of such expense in accordance with policies of the Bank.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the severance benefits is subject to taxation under Section 409A of the Code, as determined by the Company or the Bank, with the advice of its independent accounting firm or other tax advisors, then the severance benefits shall be subject to modification as set forth in Section 7 of this Agreement.

Notwithstanding the foregoing, when the Executive is entitled to the severance benefits provided in Section 6.2(b), then Executive shall not be entitled to the severance benefits pursuant to this Section 6.2(a).

The Executive acknowledges and agrees that severance benefits pursuant to this Section 6.2(a) are in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and are the sole and exclusive remedy for the Executive for a termination specified in Section 6.1(d) or Section 6.1(f).

(b)    Termination and Change in Control. In the event of a Change in Control and at any time during the Change of Control Period (x) the Executive’s employment is terminated, or (y) the Executive voluntarily terminates the Executive’s employment and this Agreement for Good Reason, and upon execution of the Release Agreement by the Executive, then the Executive shall receive the Accrued Obligations on the Date of Termination, and the severance benefits consisting of a cash payment in an amount equal to two and three-fourths (2.75) times the sum of the Executive’s (A) Base Salary and (B) Average Bonus, payable in a lump sum within 60 days following the Date of Termination.

The Executive acknowledges and agrees that severance benefits pursuant to this Section 6.2(b) are in lieu of all damages, payments and liabilities on account of the events described above for which such severance benefits may be due the Executive under Section 6.2(b) of this Agreement. This Section 6.2(b) shall be binding upon and inure to the benefit of the Bank and the Company and their respective successors and assigns.

Notwithstanding the foregoing, the Executive shall not be entitled to receive severance benefits pursuant to this Section 6.2(b) in the event Executive’s termination of employment results from an occurrence described in Sections 6.1(a), 6.1(b) or 6.1(c).

(c)    Death. If the Executive’s employment terminates by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and any incentive compensation for the year in which the death occurred prorated through the Date of Termination. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination; provided, however, that payment may be deferred until the Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Executive’s jurisdiction of residence at the time of the Executive’s death. The Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Bank to the estate and beneficiaries of other executives in comparable positions with the Company and the Bank under such plans, programs, practices and policies relating to death benefits, if any, as in effect on the date of the Executive’s death.

(d)    Disability. If the Executive’s employment terminates by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations, and any incentive compensation for the year in which the termination occurs prorated through the Date of Termination and any benefits under such plans, programs, practices and policies relating to disability benefits, if any, as in effect on the Date of Termination.

(e)   Cause/Voluntary Termination. If the Executive’s employment terminates for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations. If the Executive’s employment terminates due to the Executive’s voluntarily termination of this Agreement, except as provided in Section 6.1(f) or clause (y) of the first paragraph of Section 6.2(b), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations.

(f)    Single Trigger Event. The provisions for payments contained in this Section 6.2 may be triggered only once during the term of this Agreement, so that, for example, should the Executive be terminated without cause and should there thereafter be a Change of Control, then the Executive would be entitled to be paid only under Section 6.2(b) and not under Section 6.2(a), as well. In addition, the Executive shall not be entitled to receive severance benefits of any kind from any parent, wholly owned subsidiary or other affiliated entity of the Company or the Bank if in connection with the same event of series of events the payments provided for in this Section 6.2 has been triggered.

7.              Section 409A Limitation/Section 280(g).

(a)     Section 409A. It is the intention of the Company, the Bank, and the Executive that the severance benefits payable to the Executive under Section 6.2 either be exempt from, or otherwise comply with, Section 409A (“Section 409A”) of the Code.

Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by the Company or the Bank, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the definition of Change in Control or the timing of commencement and completion of severance benefits and/or other benefit payments to the Executive hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to exempt the benefit from or to comply with Section 409A. The Company, the Bank and the Executive acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control;” (ii) delay for a period of six months or more, or otherwise modify the commencement of severance and/or other benefit payments; (iii) modify the completion date of severance and/or (iv) other benefit payments and/or reduce the amount of the benefit otherwise provided.

The Company, Bank and the Executive further acknowledge and agree that if, in the judgment of the Company or the Bank, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to exempt the benefits from or to comply with Section 409A, the Company, the Bank, and the Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it exempts the benefits from or to comply with Section 409A (with the most limited possible economic effect on the Company, the Bank and the Executive). For example, if this Agreement is subject to Section 409A and Section 409A requires that severance and/or other benefit payments must be delayed until at least six months after the Executive terminates employment, then the Bank, the Company and the Executive shall delay payments and/or promptly seek a written amendment to this Agreement that would, if permissible under Section 409A, eliminate any such payments otherwise payable during the first six months following the Executive’s termination of employment and substitute therefore a lump sum payment or an initial installment payment, as applicable, at the beginning of the 7th month following the Executive’s termination of employment which, in the case of an initial installment payment, would be equal in the aggregate to the amount of all such payments thus eliminated. Notwithstanding the foregoing, (a) the Executive and the Executive’s dependents shall not be denied access to and participation in any health or medical insurance coverage and benefits, for any period of time the Executive and the Executive’s dependents are otherwise eligible, and (b) the Executive acknowledges and agrees that the Company or the Bank shall have the exclusive authority to determine whether the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i).

(b)     Section 280(g). If any payment or benefit the Executive would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in the Payment constituting “parachute payments” is necessary so that no portion of such Payment is subject to the Excise Tax, then the reduction shall occur in a manner to maximize the Executive’s after-tax retained value and if necessary to comply with Code Section 409A shall be effected in the following order: first, reduction of cash payments; second, cancellation of accelerated vesting of stock awards; and third, reduction of employee benefits. The Company shall determine the extent to which the Executive is subject to the Excise Tax in its reasonable discretion and in accordance with the regulations promulgated under Section 280G of the Code. Notwithstanding the foregoing, the parties will use its good faith efforts to maximize to the extent reasonable the Executive’s after-tax retained value of the payments and benefits the Executive receives in connection with a Change of Control in accordance with the foregoing.

8.             Assignment. This Agreement will inure to the benefit of and be binding upon the Bank and the Company and any of their respective successors and assigns. In view of the personal nature of the services to be performed under this Agreement by the Executive, the Executive will not have the right to assign or transfer any of the Executive’s rights, obligations or benefits under this Agreement. The Company and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” or the “Bank” shall mean the Company or the Bank, as applicable, as hereinbefore defined and any successor to the Company’s or Bank’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.              Specific Performance. The Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. The Executive therefore expressly agrees that the Company and the Bank, in addition to any other rights or remedies that the Bank and the Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by the Executive.

10.            Loyalty, Confidentiality and Non-Solicitation by the Executive.

(a)     Definitions. The term “Trade Secrets” shall be given its broadest possible interpretation and shall mean any information, including formulas, patterns, compilations, financial reports, customer records, marketing or financial programs, devices, methods, know-how, negative know-how, techniques, discoveries, ideas, concepts, designs, technical information, drawings, data, customer and supplier lists, information regarding customers, buyers and suppliers, distribution techniques, production processes, research and development projects, marketing plans, general financial information and financial information concerning customers, the Company’s or the Bank’s legal, business and financial structure and operations, and other confidential and proprietary information or processes which (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (ii) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The term “Proprietary Information” shall also be given its broadest possible interpretation and shall mean any and all information disclosed or made available by the Company or the Bank to the Executive including, without limitation, any information upon which the Company’s or the Bank’s business or success depends.

(b)     The Executive shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder (except as permitted in Section 1.2 of this Agreement), officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business without the prior written consent of the Board of Directors of the Company or the Bank.

(c)     Following termination of this Agreement and the Executive’s employment hereunder, the Executive shall not use any Trade Secret or Proprietary Information of the Bank or the Company or their affiliates and subsidiaries to solicit, directly, indirectly or in any manner whatsoever, (i) any employee of the Bank, the Company or their affiliates and subsidiaries (including any former employees who voluntarily terminated employment with the Bank or the Company within a 12 month period prior to the Executive’s termination of employment) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices, or (ii) any customer, person or entity that has a business relationship with the Bank during the 12 month period prior to the Executive’s termination of employment with the Bank, terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices; provided, however, that this Section 10(c)(ii) shall not be applicable to any customer, person or entity that Executive had a business relationship with prior to joining the Company and the Bank in 2005.

11.            Disclosure of Information. The Executive shall not, at any time or in any manner, directly or indirectly, either before or after termination of this Agreement, without the prior written consent of the Board of Directors of the Company or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, use for the Executive’s own benefit or the benefit of any other person or entity, or otherwise disclose or communicate to any person or entity including, without limitation, the media or by way of the World Wide Web, any information concerning any Trade Secret or Proprietary Information of the Company or the Bank. The Executive further recognizes and acknowledges that any Trade Secrets concerning any customers of the Company or the Bank and their respective affiliates and subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of the Company’s or the Bank’s. In the event the Executive is required by law to disclose Trade Secrets or Proprietary Information, the Executive will provide the Company and the Bank, and their counsel with immediate notice of such request so that they may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose Trade Secrets or Proprietary Information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then the Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, the Executive may disclose Trade Secrets or Proprietary Information as may be required by any regulatory agency having jurisdiction over the operations of the Company or the Bank in connection with an examination of the Company or the Bank or other proceeding conducted by such regulatory agency. Under the Defend Trade Secrets Act of 2016 (“DTSA”) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney for the individual and the use of trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclosure the trade secret, except pursuant to court order.

12.            Written, Printed or Electronic Material. All written, printed or electronic material, notebooks and records including, without limitation, computer disks, cloud-based storage, Blackberry, iPhone, iPad (or similar devices), or lap top used by the Executive in performing duties for the Bank or the Company, other than the Executive’s personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Company and the Bank. Upon termination of employment, the Executive shall promptly return all such material (including all copies, extracts and summaries thereof) to the Bank.

13.            Miscellaneous.

13.1   Notice. For the purpose of this Agreement, all notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

Company:	HERITAGE COMMERCE CORP 224 Airport Parkway, San Jose, CA 95110 Attn: Chairman of the Board of Directors plazajack@me.com
Bank:	HERITAGE BANK OF COMMERCE 224 Airport Parkway, San Jose, CA 95110 Attn: Chairman of the Board of Directors plazajack@me.com
with a copy to:	Buchalter , A Professional Corporation 1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017-2457 Attn: Mark A. Bonenfant, Esq. mbonenfant@buchalter.com
Executive:	Walter T. Kaczmarek 224 Airport Parkway San Jose, CA 95110 Walt.kaczmarek@herbank.com

13.2   Amendments or Additions. No amendment, modification or additions to this Agreement shall be binding unless in writing and signed by the parties hereto.

13.3   Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

13.4   Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.5   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

13.6   Mediation. Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this Agreement between the parties, or concerning the subject matter of the Agreement between the parties, each party specifically agrees to engage in good faith, in a mediation process at the expense of the Bank or the Company, complying with the procedures provided for under California Evidence Code Sections 1115 through and including 1125, as then currently in effect. The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter. The parties understand and specifically agree that should any party to this Agreement refuse to participate in mediation for any reason, the other party will be entitled to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process to reach a mutually agreeable resolution of the matter.

13.7   Arbitration. To the extent not resolved through mediation as provided in Section 13.6, all claims, disputes and other matters in question arising out of or relating to this Agreement, any termination of the Executive’s employment, the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be resolved by binding arbitration in Santa Clara County, California, before a sole arbitrator (the “Arbitrator”) mutually selected by the parties from Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the rules and procedures of JAMS then in effect. If JAMS is no longer able to supply the arbitrator, such arbitrator shall be mutually selected from the American Arbitration Association (“AAA”). The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforced in accordance with, and shall be conducted consistently with the provisions of Title 9 of Part 3 of the California Code of Civil Procedure as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

13.8   Attorneys Fees. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement, or any part thereof or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceedings. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of an arbitrator in the event of arbitration.

13.9   Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Company and the Bank and contains all of the covenants and agreements between the parties with respect to the employment of the Executive by the Company and the Bank. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

13.10   Waiver. The failure of a party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by another party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

13.11  Severability. If any provision in this Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.12  Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against any party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

13.13  Governing Law and Venue. The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement. Any action which in any way involves the rights, duties and obligations of the parties hereunder and is not resolved by binding arbitration shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Santa Clara County or in the United States District Court for the Northern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

13.14  Payments due Deceased Executive. If the Executive dies prior to the expiration of the term of the Executive’s employment (except termination resulting from such death), any payments that may be due the Executive from the Bank or the Company under this Agreement as of the date of death shall be paid to the Executive’s heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, or any other legal or personal representatives.

13.15 Effect of Termination on Certain Provisions. Upon the termination of this Agreement, the obligations of the Bank, the Company and the Executive hereunder shall cease except to the extent of the Bank’s or the Company’s obligation to make payments, if any, to or for the benefit of the Executive following termination, and provided that this Section 13.15 and Sections 4, 6.2, 7, 8, 9, 10, 11, 12, and 13.1 through 13.14 shall remain in full force and effect.

13.16 Advice of Counsel and Advisors. The Executive acknowledges and agrees that he has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, Executive has had the advice of counsel and/or such other advisors as Executive deemed appropriate in connection with the Executive’s review and analysis of such terms and provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

“COMPANY”

HERITAGE COMMERCE CORP,
a California bank holding company

By:	/s/ Jack Conner
Jack Conner, Chairman of the Board

“BANK”

HERITAGE BANK OF COMMERCE,
a California banking corporation

By:	/s/ Jack Conner
Jack Conner, Chairman of the Board

“EXECUTIVE”

By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek

Exhibit A

RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) is made and entered into on [*] ________, 20__ (the “Effective Date”) by and among HERITAGE BANK OF COMMERCE, a California banking corporation (“HBC”), and HERITAGE COMMERCE CORP, a California bank holding company (“HCC”) (HBC and HCC are referred to hereinafter collectively as the “Company”) and WALTER T. KACZMAREK (“Employee”). HCC, HBC, and Employee are collectively, the “Parties”.

WHEREAS, Employee and the Company desire to settle fully and amicably all issues between them, and to resolve fully and finally any and all claims and potential claims and disputes, known or unknown, in a final and binding manner, including any issues arising out of Employee’s employment with the Company and the termination of that employment; and

WHEREAS, the settlement provided for herein is not and shall not in any way be construed or deemed to be evidence or an admission or a concession of any fault, liability, fact, or amount of damages, validity of defense, or any other matter whatsoever on the part of any of the Parties, except as expressly provided for in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable mutually agreed upon consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.             Termination of Employment. Employee’s employment with the Company, and each of its subsidiaries, terminates effective ______________ (the “Separation Date”). As of the Separation Date, Employee will not represent to any person, organization, or entity that Employee is employed by the Company or any of its subsidiaries.

2.             Resignation from Boards. Effective as of the Separation Date, Employee shall resign from: [determined at time of termination]

3.            Compensation and Benefits. Subject to the terms of this Agreement, and provided that Employee does not exercise any rights of revocation specified in Section 8 below, the Company shall compensate Employee under this Agreement as follows:

(a)             Severance Amount. The Company will pay the gross total sum of $ [*] U.S. Dollars and [*] Cents ($_____) to Employee (the “Severance Payment”). The Severance Payment shall be paid to Employee within sixty (60) days of the Separation Date. The Severance Payment shall be treated as wages and subject to all taxes and other payroll deductions required by law.

(b)            Accrued Salary and Vacation. Employee acknowledges that Employee has received from the Company all of Employee’s annual base salary, vacation pay, automobile allowances, and membership dues earned or accrued through the Separation Date.

(c)             Incentive Plan. Employee is entitled to his pro rata amount under the Company’s Management Incentive Plan for the year ended _____as provided in the Employment Agreement dated April 5, 2021 (“Employment Agreement”).

(d)             Out Placement Services. If the Employee’s employment is terminated pursuant to Section 6.2(a) of the Employment Agreement the Employee will receive up to $5,000 for bona fide, professional out placement services upon presentation of receipts, invoices or other appropriate evidence of such expense in accordance with policies of HBC.

4.             Termination of Benefits. Except as provided in Section 3 above and the Excluded Agreements or as may be required by law, Employee’s participation in all employee benefit (retirement, pension, long-term care, life insurance, and welfare) and compensation plans of the Company shall cease as of the Separation Date.

5.             Employee Acknowledgement. Employee acknowledges that, subject to the Company’s payment of the Compensation and Benefits provided for in Section 3 above and except for the Excluded Agreements, Employee has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Employee with respect to wages, bonuses, severance, membership dues, auto allowances, other compensation, or benefits, including, but not limited to:) (a) any further compensation or benefits under the Employment Agreement; and (b) disability insurance, 401(k) employer contribution, Company automobile and other Company-owned equipment, membership dues, etc., or any other compensation or benefits. Employee acknowledges and represents that, as of the date Employee signs this Agreement, Employee has submitted to the Company any and all requests for reimbursements for business related expenses in accordance with the Company’s policy on business expense reimbursements. Employee further acknowledges that the Compensation and Benefits provided for in Section 3 above are consideration for Employee’s promises contained in this Agreement and are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Employee is entitled from the Company under the terms of Employee’s employment or under any other contract or law that Employee would be entitled to absent execution of this Agreement.

6.             Future Cooperation.

(a)             Legal and Regulatory Matters. In connection with any and all claims, disputes, negotiations, governmental, regulatory internal or other investigations, examinations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Employee shall cooperate and make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide to the extent of his knowledge of facts concerning the Company’s business information and documents, provide declarations, affidavits, and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Employee and make reasonable efforts to schedule such assistance so as not to materially disrupt Employee’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Employee in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time. This Section shall not limit in any way the Company’s and Employee’s obligations under the Company’s by-laws, charter provisions, and Indemnification Agreements entered into by the Employee and HCC, dated March 25, 2010 and March 12, 2021 (collectively, the “Indemnification Agreements”).

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7.             Release.

(a)             Employee’s General Release of Claims. Employee, on Employee’s own behalf and that of Employee’s heirs, executors, attorneys, trustees, spouses, representatives, beneficiaries, administrators, successors, and assigns, fully, unconditionally, irrevocably, and forever releases, waives, and discharges HCC and HBC, all of HCC’s and HBC’s past, present, and future directors, officers, trustees, employees, representatives, agents, assigns, attorneys, shareholders, insurers, predecessors, successors, parents, subsidiaries, affiliates, related entities, and joint venturers, (and all past, present, and future directors, officers, trustees, employees, representatives, agents, assigns, attorneys, shareholders, and insurers of such predecessors, successors, parents, subsidiaries, affiliates, related entities, and joint venturers), and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities, (the “Releasees”) from and against any and all liabilities, claims, causes, of action, suits, charges, losses, damages, compensation, contracts, agreements, wages, penalties, complaints, injuries, expenses, obligations, demands, actions, and attorney’s fees and costs, of any kind whatsoever, whether now known or unknown, suspected or claimed (“Claims”), which Employee now has, may have had, or may ever have against any Releasee(s) relating to or arising out of any matter, fact, injury, incident, circumstances or thing whatsoever which occurred at any time from the beginning of time up through the date Employee executes this Agreement (the “Release”), including but not limited to, all, Claims arising out of or relating to:

(i)            Employee’s employment or other association with the Company, and the termination of such employment,

(ii)          Wages, bonuses, other compensation, and benefits,

(iii)         Any employment or change in control contract,

(iv)         Any employment law, statute, or regulation, including, but not limited to:

(1)              The United States and State of California Constitutions,

(2)              The Civil Rights Act of 1964,

(3)              The Civil Rights Act of 1991,

(4)              The Equal Pay Act,

(5)              The Employee Retirement Income Security Act of 1974, as amended,

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(6)               The Age Discrimination in Employment Act of 1967, as amended (the “ADEA”),

(7)              The Americans with Disabilities Act,

(8)              Executive Order 11246,

(9)              the Family and Medical Leave Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Reconstruction Era Civil Rights Act, as amended; the Sarbanes-Oxley Act; the Occupational Safety and Health Act; the Health Insurance Portability and Accountability Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code (including, without limitation, Section 132a and Sections 1400-1408); the California Government Code; the California Business & Professions Code Section 17200 et seq., the California Industrial Welfare Commission Orders,

(10)            Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(11)            Any statutory or contractual right of payment, and

(12)            Any alleged tort or breach of contract under the common law of the State of California or any other state, including but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

(b)            Waiver of Known & Unknown Claims, Including Specifically Waiver of California Civil Code Section 1542. Employee acknowledges that Employee is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of California. Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee hereby specifically acknowledges and agrees that Employee’s waiver of known and unknown claims and of Section 1542 of the Civil Code of the State of California is knowing and voluntary.

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8.             Acknowledgment of Rights and Waiver of Claims Under the ADEA. Employee acknowledges and agrees that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA and pursuant to the Older Workers Benefit Protection Act. Employee also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which Employee already is entitled, and that, but for this Agreement, Employee would not be entitled to the consideration set forth in Section 3 of this Agreement. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee’s waiver and release does not apply to any claims that arise after Employee’s execution of this Agreement; (b) Employee should consult with an attorney prior to executing this Agreement; (c) Employee has twenty-one (21) calendar days from Employee’s receipt of the Agreement to consider this Agreement (although Employee may by Employee’s own choice execute this Agreement earlier, but may not execute this agreement before his last day of work for the Company); (d) changes to the terms of the Agreement, whether material or immaterial, will not restart this twenty-one (21) day period; (e) Employee has seven (7) calendar days following Employee’s execution of this Agreement to revoke it in writing; and (f) this Agreement shall not be effective and enforceable unless and until the seven (7) day revocation period has expired without revocation of the Agreement by Employee. Employee may revoke this Release within seven (7) calendar days only by giving the Company formal, written notice of Employee’s revocation of this Release (by email) to Attention: Lawrence McGovern, larry.mcgovern@herbank.com. Such notice must be received by the Company before the expiration of the seven (7) day revocation period referenced above.

9.             Exclusions from General Release.

(a)             Excluded from the Release and Section 7 are any claims or rights (i) provided by or arising from the Excluded Agreements (ii) that cannot be waived by law including, but not limited to claims or rights to unemployment insurance and workers’ compensation benefits; (iii) to indemnification from the Company pursuant to an employment agreement, indemnification agreement, the Company’s bylaws, or any charter provision; (iv) to coverage under any applicable directors’ and officers’ liability insurance coverage for the Company or any Affiliate; (vi) to benefits under any employee benefit plan that have accrued or arisen on or before the Effective Date; (vii) pursuant to any ERISA-governed retirement, pension or welfare benefit plan; or (viii) to file a charge with an administrative agency or participate in any agency investigation. Employee is, however, waiving the right to recover any money in connection with a charge or investigation. Employee is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. Notwithstanding the foregoing, Employee is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards.

10.           Covenant Not to Sue. A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 7 above. In addition to waiving and releasing the claims covered by Section 7 above, Employee shall never sue the Releasees in any forum for any Claims covered by the Release. If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys’ fees and costs incurred in defending against Employee’s suit. If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation. This Section 10 does not apply to any rights, causes of action, suits or claims arising out of or as a result of the Excluded Agreements.

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11.           Non-Disparagement. Employee shall not disparage, speak negatively of, or vilify any of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, about the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Employee shall do nothing that would damage the Company’s business reputation or goodwill. The Company’s Board of Directors and executive officers shall not disparage, speak negatively of, or vilify Employee, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, about Employee, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. The terms of Section shall not apply if is the Parties are testifying or otherwise making statements pursuant to an order of a court of competent jurisdiction, or an inquiry or subpoena issued under the authority thereof, in response to a written request from a government agency, or as otherwise authorized by law.

12.           Excluded Agreements. For purposes of this Agreement, the term “Excluded Agreements” means the Indemnification Agreements, The Amended and Restated Heritage Commerce Corp 2005 Supplemental Executive Retirement Plan, the Employee’s Life Insurance Endorsement Method Split Dollar Plan Agreement dated June 15, 2005, and the Employee’s First Amended and Restated Heritage Bank of Commerce Life Insurance Method Split Dollar Agreement Plan dated July 15, 2019.

13.           Company Property.

(a)             Employee shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, keys (for equipment or facilities), laptop computers and related equipment and devices, cellular phones, smart phones (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b)             Employee shall not, at any time on or after the Separation Date, directly or indirectly use, access, or in any way a1ter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Employee acknowledges that any such conduct by Employee would be illegal and would subject Employee to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

14.           No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Employee, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

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15.           Confidentiality of Agreement. The Parties agree to keep confidential all negotiations leading up to the execution of the Agreement, including without limitation, all communications and documents exchanged in connection therewith, except as required by regulatory inquiry, law, or court order.

16.           Non-Waiver. The Company’s waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.

17.           Applicable Law. This Agreement shall be governed by the laws of the State of California, without reference to its choice of law rules.

18.           Legal Fees. In the event that either Party commences arbitration or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

19.           Entire Agreement. This Agreement sets forth the entire integrated agreement between the Parties regarding the subject matter hereof, including but not limited to, Employee’s employment with the Company and termination of that employment. This Agreement supersedes any and all agreements, either orally or in writing, between the Parties, including but not limited to, the Employment Agreement, except that the Parties agree that only Sections 4, 10, and 11 of the Employment Agreement survive the termination of Employee’s employment with the Company and remain in full force and effect. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

20.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

21.           Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

22.           Enforcement. Employee acknowledges and agrees that a material breach by Employee of this Agreement will cause irreparable damage to the Releasees. In the event of Employee’s material breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Employee’s breach of this Agreement, the Company shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee. Employee stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended for a period that equals the time period during which Employee is or has been in violation of the restrictions contained herein.

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23.           No Presumption Against Drafting Party. The Parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that he/it has sought and received legal counsel of his/its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against any Party on the ground that it was more responsible for drafting the provisions.

24.           Arbitration. All claims, controversies, disputes and other matters in question arising out of or relating to this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including without limitation, any state or federal statutory claims, shall be resolved by binding arbitration in Santa Clara County, California, before a sole arbitrator (the “Arbitrator”) mutually selected by the parties from Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the rules and procedures of JAMS then in effect. The obligation of the parties to arbitrate pursuant to this section shall be specifically enforced in accordance with, and shall be conducted consistently with the provisions of Title 9 of Part 3 of the California Code of Civil Procedure as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

25.           Severability. The provisions of this Agreement are severable. Any provision of this Agreement or portion thereof which is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining portion of any such provision or this Agreement as a whole, and without affecting the validity or enforceability of such provision in any other jurisdiction. However, if the release contained in Section 7 of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, Employee agrees, promptly upon the request of the Company, to execute a new release that is valid and enforceable.

26.           Tax Advice. Employee understands and agrees that the Company is not providing any tax or legal advice and makes no representation to Employee regarding any tax obligations or consequences, if any, related to this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

HERITAGE BANK OF COMMERCE		EMPLOYEE

By:		By:
	Jack Conner		Walt Kaczmarek
Chairman of the Board

Date:		Date:

HERITAGE COMMERCE CORP

By:
Jack Conner
Chairman of the Board

Date:

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